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                                                                    Exhibit 23.3


                CONSENT OF KELLY & COMPANY, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Amendment to Form S-3 Registration Statement (No. 333-35249) and related Prospectus of Prosoft I-Net Solutions, Inc. for the registration of 5,911,059 shares of its common stock and the Post-Effective Amendment on Form S-3 to Registration Statements on Form S-1 (Nos. 333-11247 and 333-28993) for the registration of an aggregate of 3,982,955 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 1996, with respect to the financial statements of Professional Development Institute (a sole proprietorship) included in the Annual Report (Form 10-K) of Prosoft I-Net Solutions, Inc. for the year ended July 31, 1998, filed with the Securities and Exchange Commission.



Kelly & Company

Newport Beach, California
December 8, 1998